Exhibit 1.2

JBS S.A.

Corporate Taxpayer’s ID

(CNPJ/MF): 02.916.265/0001-60

Company Registry (NIRE) 35.300.330.587

Publicly-Held Company

Vigor Alimentos S.A.

Corporate Taxpayer’s ID

(CNPJ/MF): 13.324.184/0001-97

Company Registry (NIRE) 35.300.391.047

Publicly-Held Company

MATERIAL FACT

JBS S.A. (“JBS”) and Vigor Alimentos S.A. (“Vigor”), in accordance with Law No. 6,404/76 and CVM Rule No. 358/02, hereby jointly inform their shareholders and the market in general that, on April 2, 2012, the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”) granted the applicable register of Vigor as a category “A” publicly-held company, pursuant to CVM Rule 480/09.

The register granted Vigor by the CVM, as a publicly-held company was one of the necessary steps for the implementation by JBS of the Voluntary Public Tender Offer for Exchange of Common Shares issued by JBS for Vigor Common Shares. This request for registration is under analysis by CVM and has the purpose of giving Vigor a separate corporate structure independent of JBS, as communicated in the Material Fact released by JBS on February 9th, 2012.

São Paulo, April 3rd, 2012.

JBS S.A.

Jeremiah O’Callaghan

Investor Relations Officer

Vigor Alimentos S.A.

Gilberto Meirelles Xandó Baptista

Investor Relations Officer

Additional Information for U.S. Shareholders of JBS:

Exchange Offer of JBS Shares for Vigor Shares

This communication contains information with respect to the proposed Exchange Offer (oferta pública voluntária de aquisição de ações mediante permuta por ações) under Brazilian law of JBS shares for Vigor shares.

JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.